EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
1.Registration Statement (Form S-3 No. 333-228939) of Bandwidth Inc., and
2.Registration Statement (Form S-8 No. 333-222167) pertaining to the Bandwidth Inc. 2017 Incentive Award Plan, the Bandwidth.com, Inc. 2010 Equity Compensation Plan, and the Bandwidth.com, Inc. 2001 Stock Option Plan;
of our reports dated February 21, 2020, with respect to the consolidated financial statements of Bandwidth Inc. and the effectiveness of internal control over financial reporting of Bandwidth Inc. included in this Annual Report (Form 10-K) of Bandwidth Inc. for the year ended December 31, 2019.
/s/ Ernst & Young LLP
Raleigh, North Carolina
February 21, 2020